Exhibit 99.1

Press Release

February 12, 2003

FOR IMMEDIATE RELEASE
For further information contact:
Doug Gulling, Chief Financial Officer
515-222-2309

WEST BANCORPORATION, INC. ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

West Des Moines, IA - On February 12, 2003, the Board of Directors of West Bancorporation, Inc., (WTBA) the parent company of West Des Moines State Bank (West Bank), announced the election of Thomas E. Stanberry as Chairman, President and Chief Executive Officer of West Bancorporation, Inc. Mr. Stanberry is replacing David L. Miller who earlier announced his retirement. Mr. Stanberry was also elected to the Board of Directors of the Company and will also serve on the Board of Directors of West Bank.

David L. Miller, who has held these positions since the formation of West Bancorporation, Inc. in 1984, will continue on the Board of Directors as Chairman Emeritus and will continue on the Board of Directors of West Bank. Mr. Miller has a lifetime contract with the Company, which among other things provides him with an office at West Bank. Mr. Miller has been with West Bank since 1961.

Mr. Stanberry, 48, has spent the last 14 years with U.S. Bancorp Piper Jaffray in a variety of capacities, currently as a Managing Director and Senior Investment Banker in its Fixed Income Capital Markets Division. He is a graduate of the Drake University Law School and Wabash College. Prior to joining Piper Jaffray in 1989 Mr. Stanberry was a partner in the Des Moines law firm of Ahlers & Cooney, P.C. (formerly Ahlers, Cooney, Dorweiler, Haynie, Smith & Allbee, P.C.).

Mr. Stanberry has been active in numerous civic and professional organizations. He currently serves on the board of trustees of Wabash College, the boards of directors of the Minneapolis Area Chapter of the American Red Cross and the Downtown Minneapolis YMCA, which he chairs. He is a past Vice Chair of the Municipal Securities Rulemaking Board.

The election of Mr. Stanberry is effective March 1, 2003. He will be relocating to West Des Moines in the near future.